FOR IMMEDIATE RELEASE

HIGH PLAINS GAS ANNOUNCES FUNDING BY IRONRIDGE GLOBAL

GILLETTE, WYOMING – August 15, 2011 – High Plains Gas, Inc. (OTC: HPGS, “the Company”) announced that it has completed an initial round of funding of approximately $1.12 million from Ironridge Global IV, Ltd.   Ironridge Global IV, LTD. acquired outstanding High Plains’ debt from company creditors and on August 11, 2011, High Plains issued common stock to Ironridge in full and final settlement of the High Plains debt obligations acquired by Ironridge.  The shares issued to Ironridge are subject to adjustment based on post-trading prices of High Plains common stock, but cannot be issued at less than $.20 per share.

About Ironridge

Ironridge Global is a private equity firm that assists public companies in financing operations and expansion. By supplying innovative financing solutions and flexible capital, Ironridge Global seeks to unlock the full potential of cash-constrained businesses. The firm’s core objective is to propel high growth companies in building faster growing and more profitable enterprises.

Ironridge Global brings traditional private equity financial sophistication to small cap public companies. The firm does not desire to influence or control management, will not restrict use of proceeds and requires no restrictive covenants. Said John Kirkland, Managing Director of Ironridge Global, “We will never take an affiliate or control position in companies. Ironridge Global exclusively places its trust in current management with strong vision for accelerated growth and increased shareholder value.”

About High Plains Gas

High Plains Gas, Inc. is a Gillette, Wyoming based energy company actively engaged in the acquisition, development and production of natural gas primarily in the Powder River Basin.  The Company recently acquired the former Marathon “North & South Fairway” assets.  These assets consist of 1614 Coal Bed Methane Wells with associated flow lines and over 155,000 net acres. This combined with the company’s existing 92 natural gas wells gives the company a strong foundation in the natural gas industry. High Plains Gas will pursue expansion opportunities for the profitable production and transmission of natural gas. High Plains Gas believes it has unique expertise and experience in the refurbishment and reactivation of wells that produce natural gas from coal bed methane formations that helps position it strategically in the Powder River Basin.

Safe Harbor

Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent filings made with the US Securities and Exchange commission, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Company Contact:

High Plains Gas, Inc.

Tim Ondrak

(406) 239-1214

Email: ir@highplainsgas.com

www.highplainsgas.com

IR Agency Contact:

Lippert/Heilshorn & Associates, Inc.

John Heilshorn

(212) 838-3777

jheilshorn@lhai.com